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                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into on the 1st day of January, 2001, by and between SOUTHERN COMMUNITY BANK, a bank organized under the laws of the State of Georgia (the "Bank"), and FRED L. FAULKNER (hereinafter "Executive");

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Bank believe that it is in the best interest of the Bank to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with the Bank for the term hereof; and

         WHEREAS, Executive is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Executive as Senior Vice President and Chief Lending Officer, and Executive agrees to accept such employment and to perform such duties and functions as the President and Chief Executive Officer of the Bank, as approved by the Board of Directors of the Bank, may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive's past experience and performance level. Executive agrees to devote his full business time, attention, skill and efforts to the business of the Bank, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.

         2.       TERM OF EMPLOYMENT. The "Term of Employment" referred to in
Section 1 hereof and hereinafter shall be deemed to have commenced as of the date first above mentioned and shall continue for a period of two (2) years, unless sooner terminated pursuant to this Agreement, and shall include any extension of the period of employment in accordance with this paragraph. The period of employment shall automatically be extended without further action by the parties for an additional twelve (12) full calendar months, on each anniversary hereof during the Term of Employment, unless (i) either party shall have served written notice upon the other of its intention that this Agreement shall not be extended at least six (6) months before the anniversary date on which this Agreement would have been automatically extended for an additional year, or (ii) the Executive's employment hereunder shall have been terminated pursuant to Section 4 hereof.

         3.       COMPENSATION

                  3.1 Base Salary. During the Term of Employment, Executive shall be paid an annual base salary (hereinafter "Base Salary") of $95,400.00 which shall be paid in equal installments in accordance with the Bank's normal pay practices, but not less frequently than monthly. Executive's salary shall be reviewed by President of the Bank annually and Executive shall be entitled to receive annually an increase (but in no event a decrease) in such amount, if any, as may be determined by the President and Chief Executive Officer of the Bank and approved by the Board of Directors of the Bank.

                  3.2 Management Incentives and Discretionary Bonuses. During the Term of Employment, the Executive shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved or may, from time to time, be approved by the Board of Directors, with all other key management personnel of the Bank, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to the Bank's key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain business goals to be established by the President and the Board of Directors. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to such incentives and discretionary bonuses when and as declared by the Board. Anything herein to the


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contrary notwithstanding, any incentive compensation plan shall not be applicable until the Bank has recovered all start-up losses and is cumulatively profitable.

                  3.4 Additional Benefits. During the Term of Employment, Executive shall be provided with such employee benefits and benefit levels, including health, life and disability insurance, a car allowance of $6,000 per year, and membership in social, professional and civic clubs which the Board of Directors in its discretion determines to be in keeping with a level commensurate with a de novo bank in a similar environment. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.

                           Throughout the Term of Employment, Executive shall
also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the President and Chief Executive Officer of the Bank.

                           During the first year of Executive's Term of
Employment hereunder, Executive shall receive three (3) weeks paid vacation. Thereafter, during the Term of Employment, Executive shall receive four (4) weeks paid vacation during each year of employment.

         4.       TERMINATION.

                  4.1 Death or Disability. This Agreement may be terminated before the expiration of the Term of Employment upon the occurrence of any one of the following events:

                           (a)      Upon Executive's death, this Agreement shall
terminate immediately. Any salary and any other amounts that may be due Executive from Bank at the time of his death (whether pursuant to benefits plans or otherwise) shall be paid to the executor or administrator of his estate.

                           (b)      The Bank may terminate this Agreement upon
Executive's "Total Disability." As used in this Agreement, "Total Disability" means any physical or mental disorder that renders Executive incapable of performing his normal duties and services under this Agreement for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Bank and the Executive or the Executive's legal representative. If this Agreement is terminated as a result of the Executive's "Total Disability," the Executive's compensation hereunder shall terminate and the Executive shall be paid in accordance with such long-term disability plans of the Bank as may be in effect at that time. The Executive's compensation, title and status shall continue during any such period of disability until the date of termination except that the Bank may provide disability insurance to cover the Executive during any part of such disability period and the Bank's obligation for the Executive's compensation for any such period shall be reduced by the amount of any such insurance proceeds which the Executive receives.

                  4.2 For Cause. This Agreement may be terminated by the President or the Board of Directors of the Bank for "Cause" for any of the following reasons:

                           (a)      failure of Executive to follow reasonable
written instructions or policies of the President or the Board of Directors of the Bank;

                           (b)      gross negligence or willful misconduct of
Executive materially damaging to the business of the Bank;

                           (c)      conviction of Executive of a crime involving
breach of trust, moral turpitude, theft or fraud;

                           (d)      the failure by the Executive to perform
substantially his duties other than any failure resulting from incapacity due to physical or mental illness;

                           (e)      willful commission of (i) acts involving
dishonesty or fraud or (ii) acts causing harm to the Bank;


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                           (f)      a willful misrepresentation by the Executive
to the stockholders or the Board of Directors of the Bank which causes substantial injury to the Bank; or

                           (g)      a request by any state or federal authority
regulating the Bank that the Executive be removed from his office as Senior Vice President and/or Chief Lending Officer of the Bank.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank and the stockholders of the Bank. The Bank shall notify the Executive in writing of the specific reasons for the termination for "Cause" and the Executive will be allowed thirty (30) days to reply in writing to the accusation before any termination for "Cause". If the Employee is terminated for "Cause," he shall receive only his salary and any other amounts due to him from the Bank (whether pursuant to benefit plans or otherwise) through the date of termination.

                  4.3 Without Cause. The Bank may immediately terminate this Agreement at any time "without Cause" by giving the Executive written notice of the termination date. If this Agreement is terminated pursuant to this provision (i) the Executive shall be paid severance compensation in an amount equal to his annual "Base Salary" (as defined in Section 3.1) then in effect which shall be paid over a twelve (12)-month period commencing from the termination date in such installments and intervals as if the Executive had remained employed, and (ii) any other amounts owing to the Executive by the Bank under this Agreement at such termination date, which amounts shall be paid within a reasonable time after such termination date. If this Agreement is terminated "without Cause," the Bank will continue all insurance benefits in effect at such termination for the Executive and his dependents with the Bank paying the same amount of premiums on behalf of the Executive and his dependents as when the Executive was employed for a period of twelve (12) months from the termination date or until such time as the Executive is employed by another employer (which shall exclude self-employment), whichever period of time is shorter. Anything in this Agreement to the contrary notwithstanding, upon a termination "without Cause" pursuant to this Section 4.3, Executive's sole rights and remedies against the Bank arising out of any such termination of his employment hereunder are to receive the severance compensation and the other amounts and benefits as are explicitly set forth in this Section 4.3. All of the provisions of this Section 4.3 shall be subject to the provisions of Section 5 below.

         5. CHANGE IN CONTROL OF THE BANK. In the event of a "Change in Control" of the Bank during the Term of Employment, as defined herein, and if as a result of any such Change in Control Executive either (i) is terminated (except "for Cause" as defined in Section 4.2 above), during both the Term of Employment and the one-year period after the Change in Control becomes effective, from his employment hereunder and before he reaches age 72, or (ii) has a "Change in Duties or Salary" as defined below and resigns, during both the Term of Employment and the one-year period after the Change in Control becomes effective, as a result of such change, then Executive shall be entitled to receive severance compensation in an amount equal to one hundred fifty percent (150%) of his Base Salary then in effect and any other amounts owing to Executive at the time of such termination date, which shall be paid in a lump sum within 14 days following the date of termination or resignation.

                  For purposes of this Section 5, "Change in Control" of the Bank shall mean:

                           (i)      any transaction, whether by merger,
                  consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, with the exception of the Bank's Board of Directors or the Bank's shareholders, of 50% or more of the outstanding shares of common stock of the Bank;

                           (ii) the sale of all or substantially all of the assets of the Bank; or

                           (iii)    the liquidation of the Bank.


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                  For purposes of this Agreement, "Change in Duties or Salary"
of Executive shall mean any of: (i) a change in duties and responsibilities of Executive from those duties and responsibilities of Executive for the Bank in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to those duties and responsibilities of Bank at the time such Change in Control occurs; (ii) a reduction in rate of annual salary from such rate in effect at the time of Change in Control; or (iii) a change in the place of assignment of Bank from Fayetteville, Georgia, to any other city or geographical location that is located further than 15 miles from the principal office of the Bank in Fayetteville, Georgia.

         6.       NONCOMPETE AND NON-SOLICITATION COVENANTS.

                  6.1 Definitions. In this Agreement the following terms shall have the meanings set forth below:

                           (a)      Affiliate shall be used to indicate a
relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.

                           (b)      Applicable Period shall mean twelve (12)
months following the effective date of the termination of this Agreement.

                           (c)      Area shall mean the geographic area within
fifteen (15) miles of the Bank's location in Fayetteville, Georgia.

                           (d)      Competing Business shall mean a federally
insured financial institution.

                  6.2 Agreement Not to Compete. The Executive hereby agrees that during his employment by the Bank, and for the Applicable Period thereafter, he will not (except on behalf of, or with the prior written consent of, the Bank) for a Competing Business located within the Area, either directly or indirectly, on his own behalf, or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1, work for, engage or participate in any such Competing Business, or control or own (other than ownership of less than five percent
(5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), a beneficial interest in, any Competing Business.

                  6.3 Agreement Not to Solicit Customers. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, without the prior written consent of the Bank, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client or actively sought prospective customer or client of the Bank or any Affiliate located in the Area who was serviced by or under the supervision of the Executive in the course of his employment within the one (1) year period immediately prior to the termination of the Executive's employment with the Bank.

                  6.4 Agreement Not to Solicit Employees. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Bank or any of its Affiliates, whether or not such employee is a full-time, a part-time or a temporary employee and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.


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         7.       OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

                  7.1 Proprietary Information. Proprietary Information, in this Agreement, shall mean information with respect to the Bank or its Affiliates which (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by any persons (outside the Bank or its Affiliates) who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by the Bank or its Affiliates that are reasonable under the circumstances to maintain its secrecy or confidentiality. Assuming the foregoing criteria are met, Proprietary Information includes, but is not limited to, technical or nontechnical data related to compilations, programs, methods, techniques, processes, finances, actual or potential customers and suppliers, existing and future products, and employees of the Bank or its Affiliates, and all physical embodiments of the foregoing. Proprietary Information also includes information disclosed to the Bank or its Affiliates by a third party which the Bank or its Affiliates are obliged to treat as confidential.

                  7.2 Confidentiality. All Proprietary Information and all physical embodiments thereof received or developed by the Executive while employed by the Bank are confidential to and are and will remain the sole and exclusive property of the Bank. Except to the extent necessary to perform the duties assigned to him by the Bank, the Executive will hold such Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by the Executive to lose its character or cease to qualify as Proprietary Information.

                  7.3 Return of Property. Upon request by the Bank, and in any event upon termination of the employment of the Executive with the Bank for any reason, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Proprietary Information (and all physical embodiments thereof) then in his custody, control or possession.

                  7.4 Termination. The Executive shall maintain and observe the obligations of confidentiality contained in this Agreement with respect to Proprietary Information during the term of his employment with the Bank and at all times following the termination of such employment for any reason whatsoever.

         8. INJUNCTIVE RELIEF. The Executive agrees that the covenants and agreements contained in Sections 6 and 7 of this Agreement, and the subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that the Bank is engaged in the business of the Bank throughout the Area; that irreparable loss and damage will be suffered by the Bank should the Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, the Bank shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement between the parties.

         10. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

         11. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         12. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.


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         13.      RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

         14. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

         15. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at 135 Parkview, Fayetteville, Georgia 30215, or at any such other address as Executive shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Bank, postage prepaid, by registered or certified mail, at 525 North Jeff Davis Drive, Fayetteville, Georgia 30214, or at such other address as the Bank shall have notified Executive in writing.

         16. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                 SOUTHERN COMMUNITY BANK
[BANK SEAL]


                                 By: /s/ Gary D. McGaha
                                   ---------------------------------------------
                                     President


Attest:


         /s/ Pam Davis
-------------------------------
Secretary


                                 EXECUTIVE



                                 By: /s/ Fred L. Faulkner                (SEAL)
                                    -------------------------------------------
                                     FRED L. FAULKNER


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